EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Troika Media Group, Inc.

We hereby consent to the incorporation in the Registration Statement on Form S-1 Amendment No. 2 of our report dated September 28, 2021, related to the audit of the consolidated financial statements of Troika Media Group, Inc. as of June 30, 2021 and 2020 and for the years then ended.

We consent to the incorporation in the Registration Statement on Form S-1 Amendment No. 2 of our report dated June 6, 2022 relating to the financial statements of Converge Direct, LLC and its Affiliates, Converge Marketing Services, LLC, Converge Direct Interactive, LLC, and Lacuna Ventures, LLC for the fiscal years ended December 31, 2021 and 2020.

We also consent to the reference to our firm under the caption “Experts” which appears in this Registration Statement on Form S-1 Amendment No. 2.

/s/ RBSM LLP

Las Vegas, Nevada

June 10, 2022